Exhibit 99.1 [Kraft Foods Logo]

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

COURT DENIES KRAFT FOODS’ REQUEST FOR PRELIMINARY INJUNCTION

Company Will Appeal and Remains Confident in Arbitration Outcome

NORTHFIELD, Ill. – Jan. 28, 2010 – Kraft Foods (NYSE: KFT) announced today that the U.S. District Court for the Southern District of New York denied Kraft’s request for a preliminary injunction against Starbucks Coffee Company. Kraft Foods intends to appeal the decision to the U.S. Court of Appeals for the Second Circuit on an expedited basis.

The injunction would have stopped Starbucks from its attempt to unilaterally end its strategic partnership with Kraft before the conclusion of an arbitration process that is required under the companies’ long-standing contract. That arbitration process will continue over the next several months and is not affected by today’s Court decision.

After the ruling, Marc Firestone, Executive Vice President, Corporate and Legal Affairs and General Counsel, stated:

We’re disappointed the judge decided not to grant a preliminary injunction. While we’ve always acknowledged that there are certain legal hurdles for obtaining a preliminary injunction, we avidly believe this case justifies an injunction and will argue that point vigorously on appeal.

Importantly, however, today’s decision is not a ruling on the core question of whether Starbucks can terminate our contract without compensating us as the contract requires. That question will be decided in arbitration.

Without proof of material breach, Starbucks only legitimate termination mechanism is to pay Kraft fair market value for the business, plus a premium. We believe more strongly than ever that such a payment is the appropriate outcome in this dispute.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as "believe," "anticipate" and "will" are intended to identify our forward-looking statements. Examples of forward-looking statements include statements regarding the preliminary injunction, our agreement with Starbucks, the arbitration proceedings and our ongoing conduct under the agreement. These forward-looking statements involve risks and uncertainties, some of which are beyond our control. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the outcome of the arbitration and preliminary injunction request. For additional information on other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

About Kraft Foods

Kraft Foods is building a global snacks powerhouse and an unrivaled portfolio of brands people love. With annual revenues of approximately $48 billion, the company is the world’s second largest food company, making delicious products for billions of consumers in approximately 170 countries. The portfolio includes 11 iconic brands with revenues exceeding $1 billion – Oreo, Nabisco and LU biscuits; Milka and Cadbury chocolates; Trident gum; Jacobs and Maxwell House coffees; Philadelphia cream cheeses; Kraft cheeses, dinners and dressings; and Oscar Mayer meats. Approximately 70 brands generate annual revenues of more than $100 million. Kraft Foods (www.kraftfoodscompany.com) is a member of the Dow Jones Industrial Average, Standard & Poor's 500, Dow Jones Sustainability Index and Ethibel Sustainability Index.

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